EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8/A No.1 (File No. 333-141922), previously filed on April 5, 2007, of our report dated March 16, 2011 on the consolidated financial statements of Ecosphere Technologies, Inc. and Subsidiaries as of and for the years ended December 31, 2010 and 2009, which report is included in the Annual Report on Form 10-K of Ecosphere Technologies, Inc. for the year ended December 31, 2010 as filed with the Securities and Exchange Commission on March 16, 2011.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
March 24, 2011